Exhibit 99.1

PO Box 9005
Quakertown, PA 18951-9005
215.538.5600
1.800.491.9070
www.QNBbank.com

FOR IMMEDIATE RELEASE

QNB CORP. REPORTS

EARNINGS INCREASE FOR FIRST QUARTER 2019

QUAKERTOWN, PA (April 23, 2019) QNB Corp. (the “Company” or “QNB”) (OTC Bulletin Board: QNBC), the parent company of QNB Bank, reported net income for the first quarter of 2019 of $3,379,000, or $0.97 per share on a diluted basis, compared to net income of $2,935,000, or $0.85 per share on a diluted basis, for the same period in 2018.

Total assets as of March 31, 2019 were $1,203,126,000 compared with $1,175,452,000 at December 31, 2018. Loans receivable at March 31, 2019 were $804,528,000 compared with $785,448,000 at December 31, 2018, an increase of $19,080,000, or 2.4%.  Total deposits at March 31, 2019 were $1,034,614,000, increasing $19,016,000, or 1.9%, compared with $1,015,598,000 at December 31, 2018.

“Net income and diluted earnings per share grew 15.1% and 14.1%, respectively, compared to the first quarter of 2018,” said David W. Freeman, President and Chief Executive Officer. “The loan, deposit, and household growth we saw in 2018 was sustained during first quarter 2019 and asset quality remains strong. Also, our securities and advisory service platform conversion is substantially complete.”

Net Interest Income and Net Interest Margin

Net interest income for the quarter ended March 31, 2019 totaled $8,835,000, an increase of $44,000, from the same period in 2018. The net interest margin was 3.18% for the first quarter of 2019 and 3.22% for first quarter 2018.  The yield on earning assets was 4.04% for the first quarter 2019, an increase of 21 basis points from 3.83% in the first quarter of 2018.  The cost of interest-bearing liabilities increased 31 basis points to 1.06% for the first quarter ended March 31, 2019, compared with 0.75% for the same period in 2018.

Asset Quality, Provision for Loan Loss and Allowance for Loan Loss

QNB recorded a $225,000 provision for loan losses in the first quarter of 2019 compared with $188,000 in the first quarter 2018.  QNB's allowance for loan losses of $9,015,000 represents 1.12% of loans receivable at March 31, 2019 compared to $8,834,000, or 1.12% of loans receivable at December 31, 2018, and $8,037,000, or 1.07% of loans receivable at March 31, 2018. Net loan charge-offs were $44,000 for the first quarter of 2019, or 0.02% annualized of total average loans, compared with net recoveries of $8,000 for the first quarter of 2018.

Total non-performing loans, which represent loans on non-accrual status, loans past due 90 days or more and still accruing interest and restructured loans were $9,753,000, or 1.21% of loans receivable at March 31, 2019, compared with $9,638,000, or 1.23% of loans receivable at December 31, 2018, and $8,327,000, or 1.11% of loans receivable at March 31, 2018. In cases where there is a collateral shortfall on impaired loans, specific impairment reserves have been established based on updated collateral values even if the borrower continues to pay in accordance with the terms of the agreement. At March 31, 2019, $2,770,000, or approximately 36% of the loans classified as non-accrual are current or past due less than 30 days.  Commercial loans classified as substandard or doubtful, which includes non-performing loans, improved. At March 31, 2019, substandard or doubtful loans totaled $ 14,721,000, a decrease of $3,618,000, or 19.7%, from the $18,339,000 reported at December 31, 2018 and a decrease of $2,695,000, or 15.5%, from the $17,416,000 reported at March 31, 2018.

Non-Interest Income

Total non-interest income was $2,309,000 for the first quarter of 2019, an increase of $1,242,000, or 116.4%, compared with the same period in 2018.  Increases in non-interest income comprise; net unrealized gain on investment securities, ATM and debit card, brokerage and advisory, other income and net gain on sale of loans, which increased $1,222,000, $40,000, and $38,000, $35,000, and $14,000 respectively, in first quarter 2019 compared with the same period in 2018.  Other fee income increases include $29,000 recorded for the broker-dealer conversion cost reimbursement and increased letter of credit income. The net unrealized gain on investment securities was $976,000 in the first quarter of 2019 compared with unrealized losses of equity securities of $246,000 for the same period in 2018.

Fees for services to customers and realized gain on investment securities decreased $28,000, or 6.6%, and $79,000, or 92.9%, respectively, when comparing the first quarter 2019 to the same period in 2018.  The decrease in fees for services to customers is due primarily to an decrease in overdraft income, while the decrease in gains on securities sales is a result of reduced opportunity for profitable sale of equities and a $39,000 net loss on sale of available for sale securities for a trade out of low-yielding mortgage-backed bonds into higher-yielding municipal bonds.

Non-Interest Expense

Total non-interest expense was $6,723,000 for the first quarter of 2019, increasing $545,000, or 8.8%, from $6,178,000 for the same period in 2018.  Salaries and benefits expense increased $436,000, or 13.0%, to $3,781,000 when comparing the two quarters.  Salary expense and related payroll taxes increased $275,000, or 9.6%, to $3,126,000 during the first quarter 2019 compared to the same period in 2018.  Medical premiums, retirement plan expense and post-retirement life insurance benefit expense increased $135,000, $9,000, and $13,000, respectively during the same period.   Net occupancy and furniture and equipment expense increased $103,000, or 10.8%, to $1,061,000 for the first quarter 2019, due primarily to increased depreciation of building and equipment of $49,000 and increased building and software maintenance expense totaling $48,000, when compared to first quarter 2018.  Other non-interest expense increased $6,000, or 0.3%, when comparing first quarter 2019 with first quarter 2018.

Provision for income taxes increased 46.7%, to $817,000 in the first quarter 2019 due to increased pre-tax income and a higher proportion of taxable versus tax-free income, compared with the same period in 2018. The effective tax rates for the first quarters of 2019 and 2018 were 19.5% and 16.0%, respectively, due to increased state income tax provisions related to the increase in unrealized gains on the equities portfolio.

About the Company

QNB Corp. is the holding company for QNB Bank, which is headquartered in Quakertown, Pennsylvania. QNB Bank currently operates eleven branches in Bucks, Montgomery and Lehigh Counties and offers commercial and retail banking services in the communities it serves.  More information about QNB Corp. and QNB Bank is available at www.QNBbank.com.

Forward Looking Statement

This press release may contain forward-looking statements as defined in the Private Securities Litigation Act of 1995. Actual results and trends could differ materially from those set forth in such statements due to various factors. Such factors include the possibility that increased demand or prices for the Company’s financial services and products may not occur, changing economic and competitive conditions, technological developments, and other risks and uncertainties, including those detailed in the Company’s filings with the Securities and Exchange Commission, including "Item lA. Risk Factors," set forth in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2018. You should not place undue reliance on any forward-looking statements. These statements speak only as of the date of this press release, even if subsequently made available by the Company on its website or otherwise. The Company undertakes no obligation to update or revise these statements to reflect events or circumstances occurring after the date of this press release.

Contacts:	David W. Freeman	Janice S. McCracken Erkes
	President & Chief Executive Officer	Chief Financial Officer
	215-538-5600 x-5619	215-538-5600 x-5716
	dfreeman@qnbbank.com	jmccracken@qnbbank.com

QNB Corp.
Consolidated Selected Financial Data (unaudited)

(Dollars in thousands)

Balance Sheet (Period End)	3/31/19	12/31/18	9/30/18	6/30/18	3/31/18
Assets	$1,203,126	$1,175,452	$1,184,389	$1,172,874	$1,172,168
Cash and cash equivalents	13,708	13,458	13,982	11,726	29,870
Investment securities
Available-for-sale	344,367	344,221	347,392	344,194	357,519
Equities	10,482	9,421	10,436	9,600	9,527
Loans held-for-sale	-	-	154	404	272
Loans receivable	804,528	785,448	785,962	779,886	750,187
Allowance for loan losses	(9,015)	(8,834)	(8,645)	(8,192)	(8,037)
Net loans	795,513	776,614	777,317	771,694	742,150
Deposits	1,034,614	1,015,598	1,024,565	985,726	1,006,369
Demand, non-interest bearing	139,970	128,615	128,089	135,482	135,040
Interest-bearing demand, money market and savings	671,925	663,195	672,467	627,525	639,078
Time	222,719	223,788	224,009	222,719	232,251
Short-term borrowings	49,897	50,872	55,923	85,646	64,879
Finance lease liability	1,878	-	-	-	-
Shareholders' equity	110,360	104,348	98,834	97,818	96,504

Asset Quality Data (Period End)
Non-accrual loans	$7,706	$7,478	$9,631	$6,731	$7,053
Loans past due 90 days or more and still accruing	-	-	-	23	-
Restructured loans	2,047	2,160	1,259	1,233	1,274
Non-performing loans	9,753	9,638	10,890	7,987	8,327
Non-performing assets	$9,753	$9,638	$10,890	$7,987	$8,327

Allowance for loan losses	$9,015	$8,834	$8,645	$8,192	$8,037

Non-performing loans / Loans excluding held-for-sale	1.21%	1.23%	1.39%	1.02%	1.11%
Non-performing assets / Assets	0.82%	0.82%	0.92%	0.68%	0.71%
Allowance for loan losses / Loans excluding held-for-sale	1.12%	1.12%	1.10%	1.05%	1.07%

QNB Corp.
Consolidated Selected Financial Data (unaudited)

(Dollars in thousands, except per share data)	Three months ended,
For the period:	3/31/19	12/31/18	9/30/18	6/30/18	3/31/18

Interest income	$11,289	$11,203	$10,926	$10,562	$10,509
Interest expense	2,454	2,383	2,222	1,862	1,718
Net interest income	8,835	8,820	8,704	8,700	8,791
Provision for loan losses	225	187	568	187	188
Net interest income after provision for loan losses	8,610	8,633	8,136	8,513	8,603
Non-interest income:
Fees for services to customers	393	451	419	408	421
ATM and debit card	470	502	476	487	430
Retail brokerage and advisory income	141	66	96	105	103
Net gain on investment securities available-for-sale	6	(390)	181	48	85
Unrealized loss on available for sale equity securities	976	(862)	731	41	(246)
Net gain on sale of loans	21	23	38	37	7
Other	302	354	286	328	267
Total non-interest income	2,309	144	2,227	1,454	1,067
Non-interest expense:
Salaries and employee benefits	3,781	3,827	3,612	3,627	3,345
Net occupancy and furniture and equipment	1,061	1,068	1,000	1,011	958
Other	1,881	1,894	1,773	1,895	1,875
Total non-interest expense	6,723	6,789	6,385	6,533	6,178
Income before income taxes	4,196	1,988	3,978	3,434	3,492
Provision for income taxes	817	(339)	767	572	557
Net income	$3,379	$2,327	$3,211	$2,862	$2,935

Share and Per Share Data:
Net income - basic	$0.97	$0.67	$0.93	$0.83	$0.85
Net income - diluted	$0.97	$0.67	$0.92	$0.82	$0.85
Book value	$31.59	$29.95	$28.47	$28.23	$27.94
Cash dividends	$0.33	$0.32	$0.32	$0.32	$0.32
Average common shares outstanding - basic	3,486,786	3,473,965	3,466,672	3,460,360	3,452,531
Average common shares outstanding - diluted	3,494,429	3,492,060	3,489,061	3,481,312	3,472,905

Selected Ratios:
Return on average assets	1.15%	0.78%	1.07%	0.98%	1.02%
Return on average shareholders' equity	12.09%	8.29%	11.64%	10.70%	11.35%
Net interest margin (tax equivalent)	3.18%	3.11%	3.06%	3.15%	3.22%
Efficiency ratio (tax equivalent)	59.28%	74.03%	57.31%	63.08%	61.42%
Average shareholders' equity to total average assets	9.54%	9.38%	9.20%	9.20%	9.00%
Net loan charge-offs (recoveries)	$44	$(2)	$115	$32	$(8)
Net loan charge-offs (recoveries) - annualized / Average loans excluding held-for-sale	0.02%	0.00%	0.06%	0.02%	0.00%

Balance Sheet (Average)
Assets	$1,187,374	$1,186,456	$1,190,132	$1,166,383	$1,164,390
Investment securities (AFS, equities)	360,640	366,469	368,807	372,850	383,317
Loans receivable	789,737	784,372	780,221	757,451	744,132
Deposits	1,008,060	1,018,141	1,023,227	987,000	983,647
Shareholders' equity	113,304	111,312	109,433	107,301	104,832